Exhibit (2)(e) to Form N-2

                   TERMS AND CONDITIONS OF DIVIDEND REINVESTMENT PLAN


1. Each limited partner will be deemed to have elected to be a participant in the Dividend Reinvestment Plan (the "Plan"), unless the limited partner specifically elects in writing (addressed to Beck, Mack & Oliver LLC at the address below) to receive all income dividends and distributions of capital gains in cash, paid by check, mailed directly to the record holder. Each participant in the Plan is referred to herein as a "Participant."

2. Unless the Fund declares a dividend or distribution payable only in the form of cash, all dividends and distributions will be applied in the manner set forth below.

3. Dividends and distributions will be paid in newly issued Units, which will be issued to Participants at net asset value per Unit on the dividend or distribution payment date. Dividends and distributions will be credited to each Participant's account.

4. The Beck, Mack & Oliver LLC (the "Manager") will confirm to Participants each issuance of Units for their respective accounts as soon as practicable but not later than 60 days after the date thereof.

5. Participants may terminate their participation in the Plan by notifying the Manager in writing or by calling 1-212-661-2640. Such termination will be effective immediately if notice is received by the Manager not less than ten days prior to any dividend or distribution record date; otherwise such termination will be effective on the first Business Day after the payment date for such dividend or distribution with respect to any subsequent dividend or distribution. The Plan may be amended or terminated by the Fund as applied to any dividend or capital gains distribution paid subsequent to written notice of the change or termination sent to Participants at least 30 days prior to the record date for the dividend or capital gains distribution. Notwithstanding the preceding sentence, the Fund may amend or supplement the Plan at any time or times when necessary or appropriate to comply with applicable law or rules or policies of the Securities and Exchange Commission or any other regulatory authority.

6. Any amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Manager receives written notice of the termination of the Participant's account under the Plan.

7. All correspondence concerning the Plan should be directed to the Manager at 330 Madison Avenue, 31st Floor, New York, New York.